Mobilepro and Neoreach Agree To Merge

Letter Of Intent Executed by Company Management

For Immediate Release	Contact:	Investor Relations
	Liz Sara	703-734-5650

CHICAGO, IL and ROCKVILLE, MD – March 6, 2002—Mobilepro Corp. (OTC-BB-MOBL), a developer of mobile information solutions for business-to-business communications, announced today that it has reached an agreement to merge a newly formed, wholly-owned subsidiary into Neoreach, Inc. in a tax-free transaction. The binding Letter of Intent was executed on Friday, March 1, 2002 and the merger will be effective on or before March 20, 2002. The transaction will result in the exchange of thirteen million shares of the capital stock of Neoreach for thirteen million shares of the common stock of Mobilepro on a one-to-one basis. After the merger, Neoreach will continue to exist and operate as a wholly-owned subsidiary of Mobilepro.

Neoreach, headquartered in Rockville, MD, is a development stage company designing state-of-the-art modem solutions to support third generation (3G) wireless communications systems. These modem solutions are critical components of the wireless network operators’ base stations and the new consumer handsets that will enable 3G communications.

Mobilepro was recently acquired by a new private investor who has re-directed the company focus towards solutions supporting the 3G wireless market. The 3G technology features such new capabilities as integrated voice and data, access to high-speed Internet and intranet applications, interactive e-mail, data exchange, global roaming and full motion video transmission—all delivered to a mobile device such as a cellular phone or personal digital assistant (PDA).

According to Mobilepro’s President and CEO, Daniel Lozinsky, “This merger formally represents the Company’s initial entry into the 3G wireless communications industry and will become the technology launching platform for future products. Neoreach has a strong engineering team that has developed patent pending technology that we will utilize as our differentiator in the industry. I am pleased that we have reached an agreement to merge our efforts into a common goal.”

Neoreach President and CEO Arne Dunhem said, “With Mobilepro’s resources, we will be able to accelerate the entry of our 3G modem solutions into the market. I am looking forward to this merger and the expanded opportunities this merger enables. “

Mobilepro’s senior management team appointments have been made and further announcements are expected soon.

Last month, the Universal Mobile Telecommunications System (UMTS) Forum released worldwide revenue projections for all 3G services to grow from zero in 2001 to approximately $67.7 billion by 2005.

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Legal Notice Regarding Forward-Looking Statements: “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. Forward-looking statements represent management’s best judgment as to what may occur in the future, but are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those presently anticipated or projected by management. These statements are only predictions and may differ materially from actual future results or events. Mobilepro disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including in the information technology and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies.